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Exhibit 10.13

August 23, 1999

Brian L. Barth
201 Fleetwood Drive
Red Lion, PA  17356

Re:      Separation Letter Agreement

Dear Brian:

         This letter sets forth our agreement regarding your separation from Balanced Care Corporation (hereinafter "the Company") effective August 15, 1999 (the "Effective Date").

         1. Commencing on the Effective Date and continuing up through and including August 14, 2000, you will receive severance pay at your final base salary rate (minus deductions and withholdings required by law), paid semi-monthly in accordance with the Company's normal payroll practices. Additionally, within thirty (30) calendar days from the date on which you execute and deliver this Agreement, the Company will pay you a lump sum payment in the amount of $75,000 (less applicable deductions and withholdings required by law), plus a lump sum payment equal to the dollar value of your accumulated but unused vacation days as of the Effective Date. You agree and acknowledge that you will only be paid such severance (as well as the consideration outlined in paragraphs 2 and 3 of this Agreement) if you execute, deliver, and do not breach this Agreement, which contains various terms and conditions including, but not limited to, a general release, a non-competition and non-solicitation provision, and a confidentiality provision.

         2. During your employment with the Company, you were awarded the following stock options:

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Stock Option Grant Number        Stock Option Date        Number of Shares
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21                               08/01/96                 11,250
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82                               06/25/97                 15,000
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194                              11/06/97                 15,000
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257                              08/18/98                 30,000
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658                              05/05/99                 28,865
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659                              05/05/99                  1,135
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         (a) Your stock option grants numbered 21, 82, 194 and 257 representing an aggregate of 71,250 shares will continue to vest in accordance with their scheduled terms and be exercisable until August 15, 2000 in accordance with the Company's 1996 Stock Incentive Plan, as amended and restated (the "1996 Stock Incentive Plan").

         (b) Your stock option grants numbered 658 and 659 representing an aggregate of 30,000 shares will immediately vest and become exercisable in accordance with the 1996 Stock Incentive Plan.

         3. The Note dated April 1, 1996 made by you in favor of the Company in the original principal amount of $20,000 and having an outstanding principal balance of $7,000 shall be marked satisfied and paid in full on the books and records of the Company as of the Effective Date upon your execution and delivery of this Agreement.

         4. You acknowledge and agree you elected not to have health care coverage through the Company during your employment with the Company and thus are not eligible for COBRA participation.

         5. You and the Company hereby acknowledge and agree that termination of your employment with the Company shall be reflected as a separation by mutual agreement.

         6. You agree to fully cooperate with the Company, or any subsidiary, affiliate, division or business unit of the Company or any related entity of the Company (hereinafter "Affiliates") and their counsel in connection with any litigation in which knowledge from you of matters in which you were involved while employed is required, and make yourself reasonably available to the Company to do so at times and locations as to not interfere with your duties and responsibilities to any future employer. The Company will reimburse you for any reasonable out of pocket expenses incurred by you at the Company's request in connection with such litigation (such expenses not to include any compensation for your time). You will not be entitled to reimbursement for any expenses in which your involvement in litigation is required by a party other than the Company or its Affiliates.


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         7. You agree that you will not issue any press release or make any public statement concerning your employment with, or departure from, the Company without the prior written consent of the Company. You agree that you will not disclose the terms of this Agreement to anyone except your spouse, your tax advisor, your attorney and taxing authorities. You further agree that you will not disparage the Company, Affiliates or their directors, officers, employees, products or services in any statements which you make to any third party, nor will you voluntarily cooperate in any proceedings or investigations against the Company or Affiliates, litigation or regulatory or administrative proceedings or investigations against the Company or Affiliates, nor will you act in any manner disparaging to the Company or contrary to its interests provided that this restriction will not prevent you from testifying truthfully under subpoena in any legal proceeding. The Company agrees that it will not disparage you in any statement made by an authorized representative of the Company to third parties outside of the Company, provided that this restriction will not prevent the Company or any employee or representative of the Company from testifying truthfully in any legal, regulatory or administrative proceeding or in providing truthful information to regulatory or governmental bodies, rating agencies, analysts, credit providers, investors or shareholders.

         8. In consideration of the Company's promises and obligations set forth herein which you acknowledge provide you with valuable post-termination compensation, you hereby agree to:

         (a) Release the Company and Affiliates and their past, present and future officers, directors, attorneys, employees, shareholders and agents and their respective successors and assigns of and from any and all actions, charges, causes of action or claims of any kind, known or unknown, which you ever had, now have or hereafter may have arising out of any matter, occurrence or event existing or occurring prior to execution and delivery hereof, including without limitation: any claims relating to or arising out of your employment with and/or separation of employment with the Company; except as specifically described in this Agreement, any claims for unpaid or withheld wages, severance, benefits, stock, restricted stock, or stock options, bonuses and/or compensation of any kind; any claims arising under or relating to your Employment Agreement dated September 20, 1995, as amended by that certain Amendment to Employment Agreement dated July 1,


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         1998 (together being your "Employment Agreement"); any claims for attorneys' fees, costs or expenses; any claims of discrimination or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, sexual orientation or any other factor prohibited by federal, state or local law and/or claims of retaliation thereunder (including, but not limited to, claims for violation of Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act and the Pennsylvania Human Relations
         Act); any claims arising under the Employee Retirement Income Security Act; and/or other statutory or common law claims now existing or hereinafter recognized, including but not limited to, breach of contract, libel, slander, fraud, whistleblower, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation; provided, that the Company shall not be released from its indemnification obligations, if any, owed to you pursuant to the Company's indemnification policies covering executive officers for actions that have occurred during the term of your employment.

         (b) Not use for your personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company any confidential information and/or proprietary information relating to the Business Activities (as defined in Section 8(c) below), the Company and its Affiliates, which you acquired in the course of your employment with the Company and which is not otherwise lawfully known by and readily available to the general public. For purposes of this Agreement, confidential information includes, but is not limited to: any information regarding the Company or its Affiliates' information and computer systems; security; business methods; decision-making processes; policies, procedures or techniques; inventions, including discoveries, improvements or ideas, whether potential or not; research or development projects or results; marketing strategies, reports or analyses; financial controls; methods of development; bids, estimates, direct and indirect costs; trade secrets or other knowledge or processes of or developed by the Company or its Affiliates; any names and addresses of directors, employees, suppliers, customers or clients of the Company or its Affiliates; any data on or relating to past, present or prospective business partners, officers, directors, employees,


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         customers or clients; information relating to the Company or its
         Affiliates' relationships with past, present or prospective business partners, customers, attorneys, accountants, auditors, investment bankers, lenders, brokers, analysts, rating agencies, credit providers and government agencies; any information considered for press release but ultimately not made public; and any other confidential information relating to or dealing with the business operations or activities of the Company or its Affiliates learned by you during your employment with the Company.

         (c) Subject to Section 8(e) below, not do any of the following during the period commencing on the Effective Date and ending on August 15, 2000: directly or indirectly own an interest in, manage, or control a business engaged in any of the Business Activities; otherwise engage in any of the Business Activities in a fashion that competes with the Company or its Affiliates; or provide to a competitor of the Company or its Affiliates consulting service or services as an employee, partner or owner, which services relate to any of the Business Activities. As used herein, the term "Business Activities" shall mean managing, leasing, or owning long-term care facilities or assisted living centers, or managing, leasing, or owning sub-acute operations or facilities or nursing homes within a thirty (30) mile radius of any Company or Affiliate facility existing on the Effective Date or of any proposed Company or Affiliate facility listed on Exhibit A attached hereto and incorporated herein by reference.

         (d) Subject to Section 8(e) below, not do any of the following during the period commencing on the Effective Date and ending on August 15, 2000: directly or indirectly solicit or encourage Company Customers to deal with you or any other person or entity other than the Company in connection with the Company Customers' requirements for the Business Activities, or assist or aid any others to do so; directly or indirectly solicit or encourage other personnel subject to the provisions of this Section 8 to engage in any of the activities restricted in this Agreement; or directly or indirectly solicit for your benefit or the benefit of others the employment services of any then present employee of the Company. As used herein, the term "Company Customers" shall mean (i) those persons or


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         entities you or other Company personnel sold, solicited or serviced within the six (6) months prior to the Effective Date or (ii) those persons or entities about which you had access to proprietary information within the six (6) months prior to the Effective Date.

         (e) If the Company fails to make any of the severance payments required under Section 1 of this Agreement, and such failure continues and remains uncured for twenty (20) consecutive calendar days after the applicable due date, the provisions of Section 8(c) regarding non-competition and Section 8(d) regarding non-solicitation shall terminate upon the expiration of said twenty (20) day period; provided, however, if the Company's failure to make any severance payment is a result of (i) any actual breach by you of the terms of this Agreement, the provisions of Sections 8(c) and 8(d) shall remain in full force and effect in accordance with their terms or (ii) any alleged breach by you of the terms of this Agreement, the provisions of Sections 8(c) and 8(d) shall remain in full force and effect in accordance with their terms until such time as the alleged breach and the applicability of Sections 8(c) and 8(d) are resolved pursuant to (y) the mutual agreement of you and the Company evidenced in writing or (z) a final judgment or order issued by a court of competent jurisdiction.

         9. The Company and its Affiliates release you and your heirs, representatives, administrators, trustees, executors, and assigns of and from any and all claims based on any actions taken by you during your employment within the scope and in the ordinary course of the performance of your duties, with the exception of any claim involving criminal or fraudulent conduct on your part.

         10. In addition to your obligations with respect to confidentiality described above, you will continue to comply at all times after the termination of your employment with your common law obligation not to disclose to third parties or use for your own benefit any trade secret or confidential proprietary information belonging to the Company. You agree and represent that you have returned or will return to the Company all tangible and intangible property in your possession which is the property of the Company or which contains confidential or proprietary information of the Company. You further agree that,


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should you fail to pay, within thirty (30) days after receipt of bills for same, any charges incurred by you on any credit, charge or calling card issued to you as a Company employee, the Company may deduct any and all amounts which are not reimbursable under the terms of the Company's expense reimbursement policies and practices from the severance to be paid to you pursuant to paragraph 1 of this Agreement, and you hereby authorize the Company to take such deductions.

         11. You agree and acknowledge that: (i) you have been advised to consult with an attorney prior to executing this Agreement and have been represented by your own attorney, Steven Santoro, Esquire in connection with the negotiation of this Agreement; (ii) no promise or inducement not expressed hereby has been made to you; (iii) you understand the meaning and effect of this Agreement and have voluntarily consented to its terms; and (iv) you have been given twenty-one (21) days to decide whether to sign this Agreement.

         12. If any term or provision of this agreement is determined by any Court of competent jurisdiction to be unenforceable, illegal or invalid, the other terms and provisions shall remain in full force and effect.

         13. This Agreement constitutes the entire agreement between you and the Company relating to your separation from employment and supersedes all prior agreements between you and the Company, oral or written, express or implied, including, without limitation your Employment Agreement. Any modifications of this Agreement must be in writing and signed by you and the President of the Company. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, and our signatures below establish our mutual intent to be legally bound by this Agreement. This Agreement will be binding on our respective heirs, representatives, administrators, trustees, executors, successors and assigns, and your death or disability after this Agreement becomes effective shall have no effect of any sort upon this Agreement or the terms and obligations created hereunder. This Agreement may be executed in counterparts with the same effect as if all signatures were upon the same instrument.


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                                                     BALANCED CARE CORPORATION


                                                     /s/ Brad E. Hollinger
                                                     By: Brad E. Hollinger,
                                                           President and CEO
                                                     Date: August 23, 1999


/s/ Brian L. Barth       8/26/99
Brian L. Barth             Date



/s/ Lori A. Barth        8/26/99
Witness                    Date


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